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EXHIBIT 99(a)(1)(iv)

Offer to Purchase for Cash
by
Aftermarket Technology Corp.
of
Up to 2,638,500 Shares of Its Common Stock
At a Purchase Price Not Greater than $15.75 per Share
Nor Less than $13.00 per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JANUARY 20, 2004, UNLESS THE TENDER OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

        Aftermarket Technology Corp., a Delaware corporation ("Aftermarket"), has appointed us to act as Dealer Manager in connection with its offer to purchase for cash up to 2,638,500 shares of its common stock, $0.01 par value per share, at a price not greater than $15.75 nor less than $13.00 per share, specified by such stockholders, net to seller in cash, without interest, upon the terms and subject to the conditions set forth in its Offer to Purchase dated December 16, 2003 (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal") which, as amended or supplemented from time to time, together constitute the tender offer. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase. The description of the tender offer in this letter is only a summary and is qualified by all of the terms and conditions of the tender offer set forth in the Offer to Purchase and Letter of Transmittal.

        Aftermarket will determine a single per share price that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. Aftermarket will select the lowest purchase price that will allow it to purchase 2,638,500 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not greater than $15.75 nor less than $13.00 per share. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price selected by Aftermarket, subject to proration provisions. All shares acquired in the tender offer will be acquired at the same purchase price. Aftermarket reserves the right, in its sole discretion, to purchase more than 2,638,500 shares in the tender offer, subject to applicable law. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will be returned to the tendering stockholders at Aftermarket's expense promptly after expiration of the tender offer. See Section 1 and Section 3 of the Offer to Purchase.

        If the number of shares properly tendered is less than or equal to 2,638,500 shares (or such greater number of shares as Aftermarket may elect to purchase pursuant to the tender offer), Aftermarket will purchase at the purchase price selected by Aftermarket, all shares so tendered.

        If at the expiration of the tender offer more than 2,638,500 shares (or any such greater number of shares as Aftermarket may elect to purchase) are properly tendered at or below the purchase price selected by Aftermarket, Aftermarket will buy shares: first, from all stockholders owning beneficially or of record an aggregate of fewer than 100 shares who properly tender all their shares at or below the purchase price selected by Aftermarket and do not properly withdraw them before the expiration date; second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by Aftermarket, subject to any conditional tenders; and third, only if necessary to permit Aftermarket to purchase 2,638,500 shares (or such greater number of shares as Aftermarket may elect to purchase, subject to applicable law), from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. See Section 1 and Section 6 of the Offer to Purchase.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

        Aftermarket's directors have advised it that they will not tender any shares in the tender offer. Aftermarket has been advised that only one of its executive officers will tender shares in the tender offer (3,000 shares of the 33,000 shares beneficially owned by such officer). In addition, Aftermarket has entered into an agreement with certain of its stockholders to purchase at the final tender offer purchase price a portion of their shares following completion of the tender offer. See Section 11 of the Offer to Purchase.

        For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Offer to Purchase;

          2.     The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Substitute Form W-9;

          3.     Notice of Guaranteed Delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the Depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date;

          4.     A letter to the stockholders of Aftermarket dated December 16, 2003, from the Chairman of the Board, President and Chief Executive Officer of Aftermarket;

          5.     A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer; and

          6.     A return envelope addressed to American Stock Transfer and Trust Company, as Depositary for the tender offer.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JANUARY 20, 2004, UNLESS THE TENDER OFFER IS EXTENDED.

        For shares to be tendered properly pursuant to the tender offer (i) the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent's Message (as described in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, or (ii) the Notice of Guaranteed Delivery (in case certificate(s) for such shares are not immediately available, holders cannot deliver such certificate(s) and all other required documents to the Depositary or holders cannot complete the procedures for book-entry transfer before the expiration date), must be received before 5:00 p.m., New York City time, on the expiration date by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase.

        Aftermarket will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described in Section 15 of the Offer to Purchase) for soliciting tenders of shares pursuant to the tender offer. Aftermarket will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Aftermarket, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. Aftermarket will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the shares except as otherwise provided in the Offer to Purchase or Instruction 8 in the Letter of Transmittal.

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, D. F. King & Co., Inc. at: (800) 848-3416 (toll free) or (212) 269-5550 (call collect).

Very truly yours,
Morgan Stanley
Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF AFTERMARKET, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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  EXHIBIT 99(a)(1)(iv)